Exhibit 99.1

Contact:

Stacey Peterson

Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

SANTA ANA, CA – February 8, 2005 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the fourth quarter and full year ended December 31, 2004.

“We are very pleased with our performance in 2004, which was highlighted by strong sales growth, expanded profitability, and the continued success of our time and technology strategy,” said Kent Alder, President and CEO of TTM Technologies.  “We continue to generate strong cash flow and ended the year with cash and short-term investments of $58.5 million and no debt.”

Fourth-Quarter Results

Fourth quarter 2004 net sales increased 9 percent to $59.2 million, compared to $54.3 million for the fourth quarter of 2003.  Sequentially, from the third quarter of 2004, net sales decreased $3.0 million, or 5 percent.  This sequential decrease resulted primarily from a reduction in orders associated with capacity constraints at our Chippewa Falls facility late in the third quarter and early in the fourth quarter of 2004.

For the fourth quarter of 2004, quick-turn business represented 26 percent of net sales, compared to 27 percent for the fourth quarter of 2003 and 22 percent for the third quarter of 2004.  Year-over-year growth in standard lead-time products outpaced that of quick-turn products.  Sequentially, quick-turn expanded as a percentage of net sales, due to higher quick-turn volumes as well as a mix shift associated with the temporary slowdown at Chippewa Falls.

Gross margin decreased to 24.6 percent for the fourth quarter of 2004, compared to 26.1 percent for the fourth quarter of 2003 and 28.4 percent for the third quarter of 2004.  Gross margin in the fourth quarter was affected by a raw materials price increase, pricing pressure, lower operating efficiency, and mix changes.

Primarily due to the decline in gross margin, as well as higher selling expenses related to the greater percentage of quick-turn products, TTM posted an operating profit of $8.2 million for the fourth quarter of 2004, compared to $11.6 million for the third quarter of 2004.  Year-over-year, operating profit increased from $7.1 million for the fourth quarter of 2003.

Net income for the fourth quarter of 2004 was $6.8 million, or $0.16 per diluted share, compared with $8.0 million, or $0.19 per diluted share, for the third quarter of 2004, and $4.7 million, or $0.11 per diluted share, for the fourth quarter of 2003.  During the fourth quarter, TTM recorded a $1.2 million reduction to its income tax expense, which resulted from reducing its deferred income tax asset valuation allowance.  Based on increases in 2004 earnings and expectations of future earnings, the company believes it will most likely utilize this portion of its net deferred tax assets.  Excluding the $1.2 million reversal of the tax valuation allowance, earnings per share would have been $0.14 per diluted share for the fourth quarter of 2004.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2004 was $11.0 million, compared with $9.9 million for the fourth quarter of 2003 and $14.2 million for the third quarter of 2004.

Full-Year Performance

Net sales for 2004 expanded 33 percent to $240.6 million from $180.3 million for 2003.  Net income increased to $28.3 million, or $0.68 per diluted share, in 2004, compared to $7.4 million, or $0.18 per diluted share, in 2003.  Results in 2004 included a restructuring charge of $855,000 pretax, or $0.01 per share, and a $1.2 million, or $0.03 per share, reversal of a tax valuation allowance.  For 2003, there was a restructuring charge of $649,000 pretax, or $0.01 per share, and an extraordinary gain of $1.5 million, or $0.03.

Financial Strength

In the fourth quarter of 2004, TTM generated cash flow from operations of $9.4 million, enabling it to fund net capital expenditures of $3.9 million, while expanding its cash and short-term investments by $6.0 million, to a total of $58.5 million.

Outlook

For the first quarter of 2005, TTM is estimating revenues of $59 million to $62 million and earnings of $0.12 to $0.15 per diluted share.  “While we expect business conditions to remain relatively stable, the benefits of our capacity expansion at Chippewa Falls should offset the seasonal slowdown in quick-turn typically experienced in the first quarter of the year,” concluded Alder.  “For 2005 we are optimistic about TTM’s prospects, as we continue to add new customers, cross-sell our three integrated facilities, upgrade our technological capabilities, expand our capacity, and increase market share.”

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its fourth-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time.  The call will be simulcast and available for replay until February 15, 2005, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Fourth Quarter		Third Quarter 2004	Full Year
	2004	2003		2004	2003

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$59,164	$54,309	$62,195	$240,650	$180,317
Cost of goods sold	44,611	40,114	44,557	172,103	145,694

Gross profit	14,553	14,195	17,638	68,547	34,623

Operating expenses:
Selling and marketing	3,082	2,965	2,791	12,032	10,858
General and administrative	2,989	3,376	2,914	13,223	11,696
Amortization of intangibles	301	301	300	1,202	1,202
Restructuring charges	—	446	—	855	649
Total operating expenses	6,372	7,088	6,005	27,312	24,405

Operating Income	8,181	7,107	11,633	41,235	10,218

Interest expense	(58)	(132)	(82)	(367)	(583)
Amortization of debt issuance costs	(13)	(26)	(82)	(148)	(97)
Interest income and other, net	394	83	191	793	352

Income before income taxes and extraordinary item	8,504	7,032	11,660	41,513	9,890
Income tax provision	(1,655)	(2,788)	(3,615)	(13,183)	(3,901)

Net income before extraordinary item	6,849	4,244	8,045	28,330	5,989

Extraordinary gain	—	411	—	—	1,453

Net income	$6,849	$4,655	$8,045	$28,330	$7,442

Earnings per common share before extraordinary item:
Basic	$0.17	$0.11	$0.20	$0.69	$0.15
Diluted	0.16	0.10	0.19	0.68	0.15

Earnings per common share:
Basic	0.17	0.12	0.20	0.69	0.19
Diluted	0.16	0.11	0.19	0.68	0.18

Weighted average common shares:
Basic	40,897	40,415	40,851	40,780	39,993
Diluted	41,685	42,015	41,769	41,868	41,123

SELECTED BALANCE SHEET DATA

	December 31, 2004	December 31, 2003
Cash and short-term investments	$58,538	$31,745
Accounts receivable, net	35,778	28,519
Inventories, net	8,993	8,617
Total current assets	106,334	74,887
Net property, plant and equipment	52,174	43,536
Other assets	77,262	87,434
Total assets	235,770	205,857

Current maturities of long-term debt	$—	$4,444
Other current liabilities	23,689	18,091
Long-term liabilities	455	4,995
Shareholders’ equity	211,626	178,327
Total liabilities and shareholders’ equity	235,770	205,857

SUPPLEMENTAL DATA

	Fourth Quarter		Third Quarter 2004	Full Year
	2004	2003		2004	2003
EBITDA	$11,030	$9,911	$14,227	$51,560	$21,057
EBITA	$8,905	$7,931	$12,154	$43,347	$13,283

Gross margin	24.6%	26.1%	28.4%	28.5%	19.2%
EBITDA margin	18.6	18.2	22.9	21.4	11.7
Operating margin	13.8	13.1	18.7	17.1	5.7

End Market Breakdown:

	Fourth Quarter
	2004	2003

Networking/communications	44.0%	41.7%
High-end computing	30.7	29.9
Industrial/medical	12.0	12.7
Computer peripherals	5.5	9.7
Handheld	3.0	2.9
Other	4.8	3.1

RECONCILIATIONS*

	Fourth Quarter		Third Quarter 2004	Full Year
	2004	2003		2004	2003
EBITA/EBITDA reconciliation:
Net income	$6,849	$4,655	$8,045	$28,330	$7,442
Add back items:
Income taxes	1,655	2,788	3,615	13,183	3,901
Interest expense	58	132	82	367	583
Amortization of debt issuance costs	13	26	82	148	97
Amortization of intangibles	330	330	330	1,319	1,260
EBITA	8,905	7,931	12,154	43,347	13,283

Depreciation expense	2,125	1,980	2,073	8,213	7,774
EBITDA	$11,030	$9,911	$14,227	$51,560	$21,057

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization.  “EBITA” means earnings before interest expense, income taxes and amortization.  We present EBITDA / EBITA to enhance the understanding of our operating results.  EBITDA / EBITA is a key measure we use to evaluate our operations.  In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements.  However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.